Exhibit 5.1

April 28, 2014

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens

Greece

Dear Sirs,

Re: Tsakos Energy Navigation Limited (the “Company”)

We have acted as special Bermuda legal counsel to Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), in connection with the offering of 11,000,000 common shares of the Company, par value $1.00 per share (or 12,650,000 common shares if the Underwriters exercise their option to purchase additional shares in full) (the “Offered Shares”), which are to be offered and sold by the Company in accordance with the terms of the Underwriting Agreement, dated as of April 24, 2014, by and between the Company and Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as Representatives of the several underwriters listed in Schedule I thereto (the “Underwriting Agreement”), as described in the Company’s prospectus supplement, dated April 24, 2014 (the “Prospectus Supplement”), and the accompanying prospectus dated October 30, 2012 (the “Base Prospectus”) (collectively the Prospectus Supplement and the Base Prospectus are herein after referred to as the “Prospectus”)(which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), that form part of the Company’s effective registration statement on Form F-3, as amended (File No. 333-184042) (the “Registration Statement”) (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined electronic copies of:

(i)	the Registration Statement including the Prospectus; and

(ii)	the Underwriting Agreement.

We have also reviewed (i) the memorandum of association and the bye-laws of the Company together with a list of the Directors and Officers of the Company, certified as true by the secretary of the Company on April 28, 2014 (ii) unanimous written resolutions of the Board of Directors of the Company dated September 21, 2012, certified as true by the secretary of the Company on April 28, 2014 approving the establishment of a committee of the Board of Directors with authority to determine the terms of issuance and sale of the Offered Shares and appointing D. John Stavropoulos, Michael Jollife and Nikolas Tsakos as the committee (the “Pricing Committee”) with authority (among other things) to approve the terms of any underwriting agreement to be entered into by the Company in relation to the issuance and sale of any of the Company’s securities; (iii) unanimous written resolutions of the Pricing Committee of the Board of Directors of the Company dated April 24, 2014 certified as true by the secretary of the Company on April 28, 2014 approving the issuance and sale of the Offered Shares and the terms and provisions of, and execution and delivery on behalf of the Company of, the Underwriting Agreement (items (ii) and (iii) are referred to herein as the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below. We have also reviewed a copy of the applicable permission letter from the BMA dated 9 May 2008 in respect of the Company (the “Company BMA Letter”).

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, and (e) that upon issue of any shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Offered Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for as contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement, the Offered Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited